Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-110234 on Form S-3, Post Effective Amendment No. 4 to Registration Statement No. 333-109902 on Form S-3, Registration Statement Nos. 333-39526, 333-56557, 333-73003 and 333-70514 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-35005 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-135838 on Form S-3 by Form S-1, Post-Effective Amendment No. 2 to Registration Statement No. 333-110241 on Form S-3, and Amendment No. 1 to Registration Statement No. 333-144033 of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards) and the effectiveness of Primus Telecommunications Group, Incorporated and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
McLean, Virginia
March 17, 2008